EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS – DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in this Registration Statement of Epicor Software Corporation on Form S-8 of our report dated February 13, 2003, except for Note 12, as to which the date is March 18, 2003, appearing in the Annual Report on Form 10-K of Epicor Software Corporation for the year ended December 31, 2002.

/s/    Deloitte & Touche LLP

Costa Mesa, California

August 6, 2003